SECOND AMENDMENT TO EXCHANGE AGREEMENT

THIS SECOND AMENDMENT TO SECURITIES EXCHANGE AGREEMENT (this “Second Amendment”) is effective as of January 14, 2017, by and between Function(x) Inc., a Delaware corporation, (the “Company”), Sillerman Investment Company III, LLC, a Delaware limited liability company (“SIC III”), Sillerman Investment Company IV, LLC, a Delaware limited liability company (“SIC IV”) and Sillerman Investment Company VI, LLC, a Delaware limited liability company (“SIC VI,” and collectively with the Company, SIC III and SIC IV, the “Parties”).

WHEREAS:

WHEREAS, as of July 8, 2016 the Parties entered into an exchange agreement (the “Exchange Agreement”) relating to the exchange of debt and shares of the Series C Preferred stock of the Company for common shares of the Company under certain conditions; and

WHEREAS, as of July 18, 2016, the Parties entered into a First Amendment to Exchange Agreement (the "First Amendment"; defined terms used in this Second Amendment and not defined in this Second Amendment shall have the meanings ascribed to them in the Exchange Agreement and/or the First Amendment, as the case may be); and

WHEREAS, the Parties desire to further amend the Exchange Agreement, as amended by the First Amendment (as so amended, hereinafter the “Amended Exchange Agreement”) on the terms set forth herein to reflect a change in the Exchange Price and to eliminate the requirement that the Revolving Secured Promissory Note, or any advances made thereunder, be converted to the shares of common stock under the terms of the Amended Exchange Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants hereinafter contained, the Parties agree as follows:

  1. Recitals.  The recitals above are hereby incorporated herein and affirmed as true and correct as written.

  2. Amendments to the Exchange Agreement.

a.	Section 1.1(a) of the Exchange Agreement shall be amended to change the Exchange Price to $2.34 per share ($0.04 above the closing price on NASDAQ as of the day before this agreement was approved by the independent members of the Board of Directors of the Company), provided the Company shall first receive an opinion that such new price represents fair value as provided in Section 6.1. The primary offering will provide for the debenture holders to convert interest due into common shares at the public offering price, which has been determined to be $1.05.

b.	The maturity date of the Revolving Secured Promissory Note shall be extended to July 8, 2017.

c.	The condition of raising $10 million in net proceeds required for the conversion in Section 6.4 of the Exchange Agreement is hereby deleted, and SIC IV will not be required to convert the Revolving Secured Promissory Note.

  3. Effective Date.  The “Effective Date” of this Agreement shall be as of February 23, 2017.

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4. Reaffirmation of Representations, Etc.

(a) The Company hereby reaffirms to each of SIC III, SIC IV, and SIC VI, after giving effect to this Second Amendment, each of its representations, warranties, covenants and agreements as set forth in the Exchange Agreement.

(b) Each of SIC III, SIC IV, and SIC VI hereby reaffirm to the Company, after giving effect to this Second Amendment, each of its representations, warranties, covenants and agreements as set forth in the Exchange Agreement.

  5. Enforceable Obligations.  The Company hereby ratifies, affirms, reaffirms, acknowledges, confirms and agrees that the Exchange Agreement represents valid and enforceable obligations of the Company, as the case may be, and further acknowledges and represents that no event has occurred and no condition exists which would constitute a default under the New Note, any other note, or this Second Amendment, either with or without notice or lapse of time, or both.

  6. No Additional Terms.  Notwithstanding anything to the contrary contained herein or inferred hereby or in any other instrument executed by the Company or in any other action or conduct undertaken by the Company on or before the date hereof, the agreements, covenants and provisions contained herein shall constitute the only evidence of the consent of the Parties to modify the terms and provisions of the Exchange Agreement in the manner set forth herein.  No express or implied consent to any further modifications involving any of the matters set forth in this Second Amendment or otherwise, shall be inferred or implied from the execution of this Second Amendment.  Further, execution of this Second Amendment by any Party shall not constitute a waiver (either express or implied) of the requirement that any further modifications of the Exchange Agreement shall require the express written approval of each Party.

  7. Miscellaneous.

  (a) As modified hereby, the provisions of the Exchange Agreement shall continue in full force and effect.  In the event of any inconsistency between this Second Amendment and the terms of the Exchange Agreement, this Second Amendment shall govern.

  (b) In case any of the provisions of this Second Amendment shall for any reason be held to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Second Amendment shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

  (c) This Second Amendment shall be governed and construed according to the laws of the State of New York (without regard to any conflict of laws principles) and the applicable laws of the United States.  Venue shall be the City of New York, Borough of Manhattan.

  (d) This Second Amendment shall be binding upon and inure to the benefit of the Parties and the respective successors, assigns and legal representatives of each.

  (e) The Company hereby acknowledges and agrees that it has entered into this Second Amendment of its own free will and accord and in accordance with its own judgment after advice of its own legal counsel, and states that it has not been induced to enter into this Second Amendment by any statement, act or representation of any kind or character on the part of the parties hereto, except as expressly set forth in this Second Amendment.

  (f) This Second Amendment may be executed in multiple counterparts, each of which shall constitute an original instrument, but all of which shall constitute one and the same agreement.

  (g) Except as modified herein, all other terms, conditions and provisions of the Exchange Agreement shall remain in full force and effect as of the date thereof.

  (h) THIS SECOND AMENDMENT AND THE AMENDED EXCHANGE AGREEMENT, REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Investor and the Company have caused their respective signature pages to this Agreement to be duly executed as of the Effective Date.

COMPANY:

FUNCTION(X) INC.

By:	/s/ Mitchell J. Nelson
Name:	Mitchell J. Nelson
Title:	Executive Vice President

SILLERMAN INVESTMENT COMPANY III, INC.

By:	/s/ Robert F.X. Sillerman
Name:	Robert F.X. Sillerman
Title:	Manager

SILLERMAN INVESTMENT COMPANY IV, INC.

By:	/s/ Robert F.X. Sillerman
Name:	Robert F.X. Sillerman
Title:	Manager

SILLERMAN INVESTMENT COMPANY VI, INC.

By:	/s/ Robert F.X. Sillerman
Name:	Robert F.X. Sillerman
Title:	Manager

[Signature Page to Second Amendment to Exchange Agreement]

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